Exhibit 6.5

PROMISSORY NOTE

USD $230,000	February 22, 2022
San Diego, California

For value received, CalTier Realty, LLC, a California limited liability company (the “Maker”), promises to pay to Parker Smith (the “Holder”), the principal sum of USD Two Hundred Thirty Thousand Dollars ($230,000). Interest shall accrue on the unpaid principal amount at a rate of five percent (5%) per annum from the date the Maker receives the loan proceeds from the Holder. This Promissory Note (this “Note”) is subject to the following terms and conditions.

This Note is issued as part of a series of similar notes to be issued to certain persons and entities on or around the date of this Note.

1.            Payment Dates; Maturity. Subject to the Maker having sufficient cash flows as reasonably determined by the Maker’s managers, the unpaid principal amount of this Note plus unpaid accrued interest shall be due and payable by the Maker to the Holder as follows: (i) twenty percent (20%) of the unpaid principal amount of this Note plus unpaid accrued interest shall be due and payable on February 22, 2023; (ii) twenty percent (20%) of the unpaid principal amount of this Note plus unpaid accrued interest shall be due and payable on February 22, 2024; (iii) twenty percent (20%) of the unpaid principal amount of this Note plus unpaid accrued interest shall be due and payable on February 22, 2025; (iv) twenty percent (20%) of the unpaid principal amount of this Note plus unpaid accrued interest shall be due and payable on February 22, 2026; and (v) twenty percent (20%) of the unpaid principal amount of this Note plus unpaid accrued interest shall be due and payable on February 22, 2027 (the “Maturity Date”). Notwithstanding any other provision of this Note, the unpaid principal amount of this Note plus unpaid accrued interest shall become immediately due and payable upon a “Change of Control”. A “Change of Control” means a (i) a sale, conveyance or disposition of all or substantially all of the assets of the Maker in one or a series of related transactions or (ii) (A) reorganization, merger or consolidation of the Maker, or (B) sale or exchange of outstanding voting equity interests of the Maker, in each of case (A) and (B), in one or a series of related transactions in which the holders of the Maker’s voting equity interest immediately prior to such transaction or transactions hold less than fifty percent (50%) of the voting equity interests of the Maker or the resulting entity, as the case may be, immediately following such transactions.

2.            Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Maker. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Subject to the Maker having sufficient cash flows as reasonably determined by the Maker’s managers, the Maker shall be entitled to prepay this Note, in whole or in part, from time to time, prior to the Maturity Date without premium or penalty. All payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to the Holder or as the Holder may otherwise direct to the Maker. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of California.

3.            Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may not be assigned by the Maker or the Holder without the other’s prior written consent. Subject to the previous sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Maker. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of the transferee.

4.            Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

5.            Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Maker and the Holder.

6.            Events Of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder (“Event of Default”):

(a)            If the Maker shall fail to pay when due any payment of principal or interest on this Note within thirty (30) days of the due date thereof.

(b)           If the Maker shall (i) apply for, consent to, or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or other fiduciary of itself or of all or a substantial part of its property, (ii) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect, the “Bankruptcy Laws”), (iii) acquiesce to, or fail to have dismissed, within ninety (90) days, any petition filed against it in any involuntary case under any Bankruptcy Law, or (iv) make an assignment for the benefit of its creditors.

7.            Remedies Upon Event of Default. Upon the occurrence of an Event of Default, the Holder at its option, may: (i) declare the entire unpaid principal balance and all unpaid accrued interest owing under this Note, due and payable immediately, without further presentment, demand, protest, notice, grace, or action of any nature whatsoever, all of which are specifically waived by the Maker; and (ii) pursue any and all other remedies available to the Holder at law or in equity. The Maker shall pay all reasonable costs and expenses incurred by or on behalf of the Holder in connection with the Holder’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees. Without limiting the provisions of Section 8, the Holder’s election not to take action at any time with respect to any Event of Default shall not constitute a waiver of the right to take action in the event of the occurrence of any subsequent Event of Default.

8.            Waiver. Neither any failure nor any delay by the Holder in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by the Holder will be applicable except in the specific instance for which it is given, and (b) no notice to or demand on the Maker by the Holder will be deemed to be a waiver of any obligation of the Maker or of the right of the Holder to take further action without notice or demand as provided in this Note.

10.           Notices. All notices and other communications required or permitted by this Note shall be given in writing to the addresses set forth on the signature page hereto, or at such other addresses as the parties may notify each other.

11.           Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.           Construction. This Note shall not be construed against the party preparing it, but shall be construed as if all parties jointly prepared this Note and any uncertainty and ambiguity shall not be interpreted against any one party. The titles and captions in this Note are for convenience only and in no way define, limit, extend or modify the scope or intent of this Note.

13.           Usury. Notwithstanding any provision herein, the total liability for payments in the nature of interest shall not exceed the applicable limits imposed by any applicable state or federal interest rate laws. If any payments in the nature of interest are held to be in excess of the applicable limits imposed by any applicable state or federal laws, it is agreed that any such amount held to be in excess shall be considered payment of principal and the indebtedness evidenced thereby shall be reduced by such amount, or if such excessive interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to Maker.

[signature page follows]

IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the date first stated above.

MAKER:

CalTier Realty, LLC

		By:	/s/ M Belcher
		Name:	Herts Investment International, LLC
		Title:	Manager

		By:	/s/ Travis Hook
		Name:	Travis Hook
		Title:	Manager

		By:	/s/ Parker Smith
		Name:	Parker Smith
		Title:	Manager

		Address:	5965 Village Way, Suite 105-142
San Diego, CA 92130

ACKNOWLEDGED AND AGREED

HOLDER:

By:	/s/ Parker Smith
Name:	Parker Smith

Address:	6104 Paseo Valla,
Carlsbad, CA 92009